Exhibit 2.22

AMENDED AND RESTATED BINDING HEADS OF AGREEMENT

PRIVATE AND CONFIDENTIAL

On July 2, 2025, Braiin (as defined below) and Connect Simple (as defined below) entered into a Heads of Agreement (the “Original Heads of Agreement”), and Braiin and Connect Simple hereby agree that the Original Heads of Agreement should be amended and restated in its entirety, as set forth below.

Connect Simple Pty Ltd, a private limited company incorporated in Australia (ABN: 98 673 352 844)(“Connect Simple”) is the legal and beneficial owner of various intellectual and technological property rights.

This heads of agreement (“Agreement”) sets out the terms upon which Braiin Limited (“Braiin”) agrees to acquire 100% of the shares in Connect Simple held by each of the shareholders of Connect Simple as set out in Schedule 1 (the “Shareholders”).

This Agreement supersedes any and all previous correspondence, agreements or understandings between the parties, in respect of the subject matter of this Agreement and is binding on all of the parties to it (“Parties”).

1.	Acquisition	Subject to the satisfaction or waiver of the conditions precedent set out in clause 3 below (“Conditions Precedent”), Braiin agrees to acquire and the Shareholders each agree to sell, all of their fully paid ordinary shares in the capital of each of the Connect Simple entities (collectively, the “Connect Simple Shares”), free from encumbrances, for the consideration referred to in clause 2 below (the “Acquisition”).

2.	Consideration

2. Consideration

Subject to the terms and conditions of this Agreement, Braiin agrees to issue shares to the Shareholders as follows:

Braiin shall issue Consideration Shares having an aggregate market value of US$98,000,000, determined by reference to the 30-day VWAP of Braiin ordinary shares on NASDAQ or NYSE immediately preceding the Settlement Date.

Consideration Shares shall be apportioned pro rata to each Shareholder’s existing Connect Simple shareholding and issued in full upon Settlement.

Lock Up The Shareholder agrees that the Consideration Shares shall be subject to a voluntary lock-up term during which the Shareholder shall not sell, dispose of, gift or otherwise transfer such Consideration Shares for a period of 12 months following the Settlement.

3.	Conditions Precedent	Settlement is conditional upon the satisfaction (or waiver) of the following Conditions Precedent to be provided in the formal share sale agreement referenced below in Section 3(a):

(a)	Formal Agreement

The Parties entering into a formal share sale agreement (to be prepared by Braiin’s advisors), which shall be on terms acceptable to the Parties (acting reasonably), including customary warranties to be provided by the Shareholders, and which shall be consistent with the terms set out in this Agreement, except to the extent otherwise agreed by the Parties;

(b)	Shareholder approval

Braiin obtaining shareholder approval;

(c)	Due diligence

Completion of financial, legal and technical due diligence by Braiin on Connect Simple and its subsidiaries, to the absolute satisfaction of Braiin;

(d)	Audit

Connect Simple to provide its GAAP and/or AICPA standards financial audit reports, as applicable, for the most recent two fiscal years to the absolute satisfaction of Braiin;

(e)	Admission to NASDAQ or NYSE:

Braiin receiving conditional approvals or equivalent approvals, to admit the securities of Braiin to trading on NASDAQ or NYSE and those conditions being to the reasonable satisfaction of Braiin; and

(f)	Approvals:

The Parties obtaining all necessary corporate, shareholder and regulatory approvals necessary to lawfully complete the Acquisition.

(g)	Effectiveness of Registration Statement

Braiin has received written notification from the United States Securities and Exchange Commission that its Registration Statement has been approved and is declared effective.

If the Conditions Precedent are not satisfied (or waived by the Party entitled to the benefit of such Condition Precedent, as the case may be) on or before 5.00pm (WST) on the later of (i) the listing of the securities on Nasdaq or NYSE and (ii) 30 October 2025 (or such other date agreed by the Parties in writing), or become incapable of being satisfied and are not waived (End Date) any Party may terminate this Agreement by notice in writing to the other Parties, in which case, the agreement constituted by this Agreement will be at an end and the Parties will be released from their obligations under this Agreement (other than in respect of any breaches that occurred prior to termination).

The Parties will use their best efforts to ensure that the Conditions Precedent are satisfied before the End Date.

4.	Settlement	Settlement will occur on that date which is within seven (7) business days (as defined pursuant to the NASDAQ Listing Rules, “Business Days”) after the End Date (“Settlement Date”).

At Settlement:

(a)	Braiin shall allot and issue the Consideration Shares to the Shareholders in the amounts set out in Schedule 1 and deliver holding statements to the Shareholders for those Shares;

(b)	the Shareholders and Connect Simple must deliver or cause to be delivered to Braiin:

(i)	share certificates in respect of the Connect Simple Shares;

(ii)	separate instruments of transfer in registrable form for the Connect Simple Shares in favour of Braiin (as transferee) which have been duly executed by each of the Shareholders in relation to their respective Connect Simple Shares (as transferors);

(iii)	the corporate, legal, technical and financial records for Connect Simple;

(iv)	the written resignations of each of the directors and secretary of Connect Simple with effect from the Settlement Date confirming that they each have no claim for loss of office or otherwise against Connect Simple (save for any director who is to remain as agreed with Braiin);

(v)	a duly completed authority for the alteration of the signatories of each bank account of Connect Simple in the same manner required by Braiin by written notice before the Settlement Date; and

(c)	the Shareholders must procure that a directors’ meeting of Connect Simple is held to attend to the following matters (as applicable):

(i)	the approval of the registration (subject to payment of stamp duty) of the transfers of the Connect Simple Shares and the issue of new share certificates for the Connect Simple Shares in the name of Braiin;

(ii)	recording Braiin as the holder of the Connect Simple Shares in Connect Simple’s register of members;

(iii)	taking all other steps required under Connect Simple’s constituent documents and applicable laws to constitute and evidence Braiin as the sole holder of the Connect Simple Shares; and
(iv)

accepting the resignations of each of the directors and secretaries of Connect Simple with effect from the Settlement Date and the appointment as additional directors and secretary of Connect Simple of those persons nominated by Braiin by written notice before the Settlement Date.

The Parties’ obligations at Settlement are interdependent and must take place simultaneously, as nearly as possible, unless otherwise agreed by Connect Simple and Braiin.

If a Party (“Defaulting Party”) fails to satisfy its obligations under this clause 4 on the day and at the place and time for Settlement then, any other Party (“Notifying Party”) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of ten (10) Business Days from the date of the notice and declaring time to be of the essence. The Parties agree, however, that none of Connect Simple or the Shareholders can be a Notifying Party, in the event that one or more of them is a Defaulting Party.

If the Defaulting Party fails to satisfy those obligations within those ten (10) Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the other Parties.

5.	Indemnities by the Shareholders	The Shareholders must indemnify and hold Braiin harmless against all losses, claims, costs, demands, liabilities and expenses (“Claims”) which may be suffered, sustained or incurred by Braiin directly or indirectly as a result of or in respect of a breach by the Shareholders of any of the covenants, warranties, representations or undertakings referred to or contained in this Agreement.

6.	Representations and Warranties by Shareholders	The share sale agreement to be entered into by the parties will contain customary representations and warranties to be determined following the completion of due diligence.

7.	Due Diligence Information

In order for Braiin to complete the due diligence contemplated by the Condition Precedent in clause 3(a), Connect Simple and the Shareholders acknowledge that Braiin will require, and will be granted on reasonable notice, access to the following information:

(a)	all financial accounts, company records and company secretarial correspondence of Connect Simple;

(b)	all material contracts entered into by Connect Simple;

(c)	details of all employees of Connect Simple and the terms of engagement;

(d)	details of all insurance policies and banking arrangements/facilities of Connect Simple;

(e)	copies of any relevant licences or regulatory approvals held or required by Connect Simple in order to operate its business;

(f)	details of all intellectual property of Connect Simple and documents evidencing registration of all relevant mastheads, trademarks, business names, copyright material and patents;

(g)	details of all freehold and leasehold properties owned or occupied by Connect Simple, including all relevant agreements in respect of those properties;

(i)	details of any constituent documents (e.g. constitution/articles of association or shareholders agreement);

(ii)	details of all equity securities on issue (e.g. shares, options, convertible notes) and any agreement, intention or obligation to issue further equity securities;

(h)	details of all fixed assets and plant owned by Connect Simple; and

(i)	details of any known circumstances which might give rise to any litigation, arbitration, dispute or claim involving Connect Simple.

The Shareholders agree to procure Connect Simple to make the information set out above available to Braiin.

8.	Covenants	(a)	Other than as contemplated in this Agreement, or as disclosed fully and fairly in writing to Braiin before the Execution Date, or with the prior written approval of Braiin (such approval not to be unreasonably withheld or delayed), until Settlement, Connect Simple must not (and the Shareholders must procure that Connect Simple does not):

(i)	undertake or allow any material business change;

(ii)	enter into any material contract or incur any material liability other than in the ordinary course of business;

(iii)	dispose of the whole, or a substantial part, of its business or assets;

(iv)	vary or reduce its capital structure;

(v)	issue, or agree to issue, any equity or debt securities, or grant or agree to grant any rights over existing issued capital, or rights to be issued securities;

(vi)	alter or agree to alter its constitution;

(vii)	declare any dividends or distribute any assets;

(viii)	cause to occur, by act or omission, an event or series of events, whether related or not, which may have, from the perspective of Braiin, a material adverse effect on the business, assets or financial condition of Connect Simple or on the transactions contemplated by this Agreement; and

(ix)	create or permit the creation of any encumbrance over the assets of Connect Simple or its subsidiaries

9.	Exclusivity	During the period from the Execution Date until the earlier of Settlement or termination of this Agreement, each of Connect Simple and the Shareholders agree that:

(a)	they will not participate in any negotiations or discussions with, or provide any information to, or accept or enter into any agreement, arrangement or understanding with, any third parties in respect of a transaction that may reduce the likelihood of success of the transactions contemplated by this Agreement and will also cease any existing discussions or negotiations regarding such transactions;

(b)	they will not engage with any other third party other than advisors, accountants or lawyers in connection with the sale of all or any Connect Simple Shares, or any of Connect Simple’s business, assets or undertaking; and

(c)	they will not provide any third party with any information regarding Connect Simple or its business, assets or undertakings, other than in the ordinary course of its ordinary business;

10.	Formal Agreement

Notwithstanding the fact that this Agreement is legally binding on the Parties, if requested by Braiin, Connect Simple and the Shareholders agree to enter into a formal share sale agreement to more fully document the terms of the Acquisition (to be prepared by Braiin’s solicitors) which shall be in terms acceptable to the Parties (acting reasonably) and which shall be consistent with the terms set out in this Agreement, except to the extent otherwise agreed by the Parties.

11.	Confidentiality

Each Party is to keep confidential the terms of this Agreement and any other information obtained from another during the negotiations preceding the Execution Date or in the course of furthering the transactions contemplated by this Agreement whether in the course of conducting due diligence or otherwise (“Confidential Information”), and is not to disclose it to any person except:

(a)	to officers, employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the consent of the Party or Parties which own the Confidential Information;

(c)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause.

The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Agreement, regardless of any termination of this Agreement.

For the avoidance of doubt, the Parties acknowledge and agree that Braiin, subject to and conditional upon receiving conditional approval to list on the NASDAQ or NYSE, listed on NASDAQ or NYSE and is subject to continuous disclosure obligations applicable to that exchange. Accordingly, details of this Agreement, Connect Simple, the Shareholders and the assets and undertaking of Connect Simple (potentially among other information) will need to be disclosed in announcements to NASDAQ or NYSE.

12.	Further Acts	Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably required by the other Party to give effect to this Agreement.

13.	Governing Law	This Agreement is governed by and construed in accordance with the laws of Western Australia. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Western Australia, and the courts competent to determine appeals from those courts with respect to any proceedings which may be brought at any time relating to this Agreement.

14.	Assignment	No Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party.

15.	Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

Braiin will pay any stamp duty assessed on or in respect of this Agreement.

16.	Tax	(a)	In the event a supply made by one Party to another under this Agreement is subject to a value added or similar tax, the price stated in this Agreement is exclusive of such tax and the recipient of such a supply must pay to the other Party an amount equal to the amount of any such tax in addition to any amount stated in this Agreement and at the same time.

		(b)	Any payment of such tax is subject to the other Party providing any invoice or similar documentation required by law with respect to such tax.

		(c)	No Party makes any representation to the other with regard to the intended tax consequences of the Acquisition.

17.	Lock-Up of Consideration Shares

The Shareholders agree not to, without the prior written consent of the Braiin board of directors, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, any of the Consideration Shares (the “Lock-Up Shares”) and (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 12 months from the Settlement(the “Lock-up Period”).

18.	Remedies	The rights, power and remedies provided in this Agreement are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Agreement.

19.	Variation	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by all Parties.

20.	Notices

Each notice authorized or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail or email in each case addressed to the Party at its address set out in below:

In the case of Braiin:
Address:	283 Rokeby Road, Subiaco, WA 6008 Australia
Email:	natraj@braiin.com
Attention:	Chief Executive Officer
In the case of Connect Simple and the Shareholders:
Address	7 Merrafields Ct, Taylors Lakes Vic 3038
Email:	chris@connectsimple.com.au

21.	Severability	If any term or provision of this Agreement is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

22.	Waiver	Without limiting any other provision of this Agreement, the Parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;
(b)	a waiver given by a party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party; and
(c)	no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

23.	Counterparts	This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument. Signatures my means of electronic communication are taken to be valid and binding to the same extent as original signatures.
24.	Interpretation	In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included; and unless the context otherwise requires:

(c)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(d)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(e)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(f)	a reference to a body, other than a party to this Agreement whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or substantially succeed its powers or functions;

(g)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(h)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(i)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(j)	reference to parties, clauses, schedules, exhibits or annexure are references to parties, clauses, schedules, exhibits and annexure to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(k)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(l)	a reference to time is to Western Standard Time as observed in Perth, Western Australia;

(m)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(n)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(o)	if an act prescribed under this Agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(p)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(q)	a reference to $ or dollar is to the lawful currency of the United States of America; and

(r)	a reference to a party using or an obligation on a party to use reasonable endeavours or its best endeavours does not oblige that party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

If the terms and conditions set out above are acceptable, please execute this Agreement in the appropriate place below.

Dated this 5th day of September, 2025

EXECUTED by Braiin Limited

/s/ Natraj Balasubramanian
Signature of Chief Executive Officer

Natraj Balasubramanian
Name of Chief Executive Officer

/s/ Jay Stephenson
Signature of Director
Jay Stephenson
Name of Director

EXECUTED by Connect Simple Pty Ltd.

/s/ Chris Georgiou
Signature of director	Signature of director

Chris Georgiou
Name of director	Name of director

EXECUTED by the Shareholders

Schedule 1 – shareholders

Connect Simple Pty Ltd
Georgiou Family Trust - 2% Chetan V Saligrama - 45% Advaitha Family Trust – 53%